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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 1 to the registration statement of Form N-2 (the "Registration Statement") of our report dated February 20, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to shareholders of The Gabelli Equity Trust Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus and under the heading "General Information" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
1177 Avenue of the Americans
New York, New York 10036
March 17, 1998